Exhibit 3.2

AUTOBUS LION INC.

LION BUSES INC.

BY-LAW NO. 2020-1

ARTICLE 1

INTERPRETATION

1.1	Definitions.

As used in this by-law, the following terms and expressions have the following meanings:

“Act” means the Business Corporations Act (Quebec) and the regulations under the Act, as amended, re-enacted or replaced from time to time.

“Authorized Signatory” has the meaning specified in Section 2.2.

“Corporation” means Autobus Lion Inc. / Lion Buses Inc.

“meeting of shareholders” means an annual meeting of shareholders or a special meeting of shareholders.

“person” is to be interpreted broadly and includes an individual, partnership, corporation, company, trust, unincorporated association, joint venture or other entity or governmental or regulatory entity, and pronouns are to have a similarly extended meaning.

“recorded address” means (i) in the case of a shareholder, the shareholder’s latest address as shown in the records of the Corporation, (ii) in the case of shareholders holding shares jointly, the address appearing in the records of the Corporation in respect of the joint holding or, if there is more than one address in respect of the joint holding, the first address that appears, and (iii) in the case of a director, officer or auditor, the person’s latest address as shown in the records of the Corporation or, if applicable, in the last notice filed with the enterprise registrar pursuant to the Act respecting the legal publicity of enterprises (Quebec), whichever is the most recent.

Terms and expressions used in this by-law which are defined in the Act have the meanings respectively given to them in the Act unless defined otherwise herein.

1.2	Construction.

The division of this by-law into Articles and other subdivisions and the insertion of headings are for convenient reference only and do not affect its interpretation. Words importing the singular number include the plural and vice versa, and any reference to, or use of, gender in this by-law includes all genders.

1.3	Precedence.

This by-law is subject to, and should be read in conjunction with, the Act and the articles. If there is any conflict or inconsistency between any provision of the Act or the articles and any provision of this by-law, the provision of the Act or the articles will govern. If there is any conflict or inconsistency between any provision of a unanimous shareholder agreement or sole shareholder declaration and any provision of this by-law, the provision of the unanimous shareholder agreement or sole shareholder declaration will govern.

ARTICLE 2

BUSINESS OF THE CORPORATION

2.1	Financial Year.

The financial year of the Corporation ends on such date of each year as the directors determine from time to time.

2.2	Signing of Documents and Voting Rights.

Contracts, documents and instruments may be signed on behalf of the Corporation manually, by facsimile, or by electronic means by (i) any one director or officer or (ii) any other person authorized by the directors from time to time. Each person referred to in (i) and (ii) is an “Authorized Signatory”.

Voting rights for securities held by the Corporation may be exercised on behalf of the Corporation by any one Authorized Signatory.

As used in this Section, the phrase “contracts, documents and instruments” means any and all kinds of contracts, documents and instruments in written, facsimile or electronic form, including cheques, drafts, orders, guarantees, notes, acceptances and bills of exchange, deeds, mortgages, hypothecs, charges, conveyances, transfers, assignments, powers of attorney, agreements, proxies, releases, receipts, discharges and certificates, and all other paper, facsimile or electronic writings.

ARTICLE 3

DIRECTORS

3.1	Application.

The provisions of Sections 3.2 to 3.12 hereof are not applicable if the shareholders have chosen not to establish a board of directors for the Corporation pursuant to a unanimous shareholder agreement or sole shareholder declaration that withdraws all powers from the directors.

3.2	Number.

Subject to the requirements of the Act applicable to reporting issuers, the number of directors of the Corporation when a minimum number and a maximum number are specified in the articles is, at any time, the number of directors holding office immediately following the most recent election or appointment of directors, whether by the shareholders at an annual or special meeting of the shareholders, or by the directors pursuant to the Act.

No decrease in the number of directors will shorten the term of an incumbent director.

3.3	Election and Term of Office.

The directors are elected each year at the annual meeting of shareholders by a majority of the votes cast. The vote for the election of directors is by show of hands, unless a ballot is requested by a shareholder present and entitled to vote at the meeting.

The term of office of a director starts on the date of the meeting of shareholders at which he is elected or on such other date as the shareholders determine. Each director remains in office for a term not exceeding three years or until a successor is elected, unless his mandate otherwise ends before the completion of his term. A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following his election. A director whose mandate has expired is eligible for another term.

A director who ceases to hold office is authorized to sign on behalf of the Corporation and file with the enterprise registrar in accordance with the Act respecting the legal publicity of enterprises (Quebec) an updating declaration indicating such change.

3.4	Calling and Place of Meetings.

The chair of the board, the president, the chief executive officer, or any one or more directors may at any time call a meeting of directors, to be held at the time and place the person or persons calling the meeting determine. The secretary shall cause notice of a meeting of directors to be given when so directed by such person or persons.

Meetings of directors may be held at any place in or outside Canada.

3.5	Notice of Meeting.

Notice of the time and place for the holding of any meeting of directors will be given to each director not less than 48 hours before the time when the meeting is to be held, provided that meetings of directors may be held at any time without notice if all the directors have waived notice.

If a quorum of directors, as defined in Section 3.7 below, is present, a meeting of directors may be held, without notice, immediately following the annual meeting of shareholders.

A notice of a meeting of directors need not specify the purpose of or the business to be transacted at the meeting; it must, however, specify any matter to be dealt with at the meeting that relates to powers the directors may not delegate.

3.6	Waiver.

A director may waive notice of a meeting of directors, any irregularity in a notice of meeting of directors or any other irregularity in the calling or holding of a meeting of directors. Such waiver must be given in writing and may be given at any time either before or after the meeting to which it relates. Waiver of notice of a meeting of directors cures any irregularity in the notice or in its timeliness, and any failure to give the notice.

Attendance of a director at a meeting of directors constitutes waiver of notice of the meeting, except when such director attends a meeting for the sole purpose of objecting to the holding of the meeting on the grounds that it was not lawfully called.

3.7	Quorum.

A majority of the directors then in office constitutes a quorum at any meeting of directors. A quorum of directors may exercise all the powers of the directors despite any vacancy among the directors.

3.8	Chair and Secretary.

The chair of any meeting of directors is the first mentioned of the following who is a director and is present at the meeting: (i) the chair of the board; (ii) the vice-chair of the board, if any, and (iii) the president. If no such person is present at the meeting, the directors present shall choose one of their number to chair the meeting.

The secretary will act as secretary at meetings of directors. If a secretary has not been appointed or the secretary is absent, the chair of the meeting shall appoint a person, who need not be a director, to act as secretary for the meeting.

3.9	Votes to Govern.

Any question at a meeting of directors will be decided by a majority of the votes cast on the question. In case of an equality of votes, whether the vote is by show of hands or ballot, the chair of the meeting will not be entitled to a second or casting vote.

A director who was not present at a meeting at which a resolution was passed will be deemed to have consented to the resolution unless the director records his dissent in accordance with the Act within seven days after becoming aware of the resolution.

3.10	Adjournment.

The chair of any meeting of the directors may, with the consent of the meeting, adjourn the meeting to a fixed time and place. No notice of the time and place for the continuance of the adjourned meeting need be given to any director in such a case.

An adjourned meeting is duly constituted if held in accordance with the terms of the adjournment and a quorum is present at the adjourned meeting. The directors who formed a quorum at the original meeting are not required to form the quorum at the adjourned meeting.

3.11	Electronic Meetings.

Subject to the consent of all directors, a director may participate in a meeting of directors by means of equipment enabling all participants to communicate directly with one another. A director participating in a meeting by such means is deemed to be present at the meeting. Any consent is effective whether given before or after the meeting to which it relates and may be given in respect of all meetings of the directors.

3.12	Resolution in lieu of Meeting.

A resolution in writing, signed by all the directors entitled to vote on that resolution, has the same force as if it had been passed at a meeting of the directors. A copy of the resolution must be kept with the minutes of the meetings of the directors.

ARTICLE 4

COMMITTEES

4.1	Committees of Directors.

The directors may appoint from their number one or more committees and delegate to such committees any of the powers of the directors except those powers that under the Act the directors may not delegate.

4.2	Proceedings.

Unless otherwise determined by the directors, each committee of directors may make, amend or repeal rules and procedures to regulate its meetings including: (i) fixing the quorum, provided it is not less than a majority of the members of the committee; (ii) procedures for calling meetings; (iii) requirements for providing notice of meetings; (iv) selecting a chair for a meeting; and (v) determining whether the chair will have a deciding vote in the event there is an equality of votes cast on a question. Subject to any such rules or procedures established to regulate its meetings, Sections 3.2 to 3.12 hereof apply to any committee of directors, with such changes as are necessary.

ARTICLE 5

OFFICERS

5.1	Appointment.

The directors may appoint officers of the Corporation who may include any of the following: a chair of the board, a president, one or more vice-presidents, a chief executive officer, a chief operating officer, a chief financial officer, a secretary, and one or more assistants to any of the appointed officers. None of them need be a director of the Corporation.

5.2	Removal.

The directors may remove an officer from office at any time, with or without cause. Such removal is without prejudice to the officer’s rights, if any, under any contract or laws governing his employment.

ARTICLE 6

PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

6.1	Indemnity.

In accordance with the Act, the Corporation shall indemnify (i) any director or officer of the Corporation, (ii) any former director or officer of the Corporation, (iii) any mandatary of the Corporation, or (iv) any other person who acts or acted at the Corporation’s request as a director or officer of another group against all costs, charges and expenses reasonably incurred in the exercise of their functions, including an amount paid to settle an action or satisfy a judgment, or arising from any investigative or other proceeding in which the person is involved because of that association with the Corporation or other entity.

The Corporation shall also advance moneys to such a director, officer or other person for the costs, charges and expenses of such a proceeding in accordance with the Act.

The Corporation shall not indemnify or advance moneys to such director, officer or other person in the event that a court or any other competent authority judges that the conditions for indemnification set out in the Act are not fulfilled or determines that such person has committed an intentional or gross fault.

The Corporation is authorized to sign agreements in favour of any of the foregoing persons evidencing the terms of this indemnity. Nothing in this by-law limits the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

ARTICLE 7

SHAREHOLDERS

7.1	Calling and Place of Meetings.

The directors have the power to call annual and special meetings of shareholders, to be held on the date and at the time and place they determine; however, such a meeting of shareholders may be held at a place outside the province of Quebec only if the articles so allow or if all the shareholders entitled to vote at the meeting agree that the meeting is to be held outside the province of Quebec.

7.2	Notice of Meeting.

As long as the Corporation is not a reporting issuer, the time period to provide notice of an annual meeting of shareholders is not less than 10 days and not more than 60 days before the meeting, and the time period to provide notice of a special meeting of shareholders is not less than 48 hours and not more than 60 days before the meeting.

7.3	Waiver.

A shareholder or director may waive notice of a meeting of shareholders. Such waiver may be given in any manner and at any time either before or after the meeting to which it relates. Waiver of notice of a meeting of shareholders cures any irregularity in the notice or in its timeliness, and any failure to give the notice.

Attendance by a shareholder or director at a meeting of shareholders constitutes waiver of notice of the meeting, except when such person attends the meeting for the sole purpose of objecting to the holding of the meeting on the grounds that it was not lawfully called or held.

7.4	Persons Entitled to be Present.

The only persons entitled to be present at a meeting of shareholders are those persons entitled to vote at the meeting, the directors, the auditor, if any and if called upon to attend, and others who, although not entitled to vote, are entitled or required under any provision of the Act, the articles, or the by-laws to be present at the meeting. Any other person may be admitted with the consent of the chair of the meeting or, if any of the persons present who are entitled to vote at the meeting request a vote on such matter, with the consent of such persons.

If a director or a shareholder entitled to vote at a meeting of shareholders gives written notice not less than 10 days before the meeting to the auditor or a former auditor of the Corporation, the auditor or former auditor attends the meeting at the Corporation’s expense and answers any question relating to its duties as auditor.

7.5	Quorum.

A quorum of shareholders is present at a meeting of shareholders if, at the opening of the meeting, the holders of a majority of the shares that carry the right to vote at the meeting are present in person or represented by proxy, irrespective of the number of persons actually present at the meeting.

7.6	Proxies.

A proxy must comply with the applicable requirements of the Act and other applicable law and must be in such form as the directors may approve from time to time or such other form as may be acceptable to the chair of the meeting at which it is to be used.

A proxy will be acted on only if it is deposited with the Corporation or its agent prior to the time specified in the notice calling the meeting at which the proxy is to be used, or, if it is deposited with the secretary, the scrutineer for the meeting or the chair of the meeting prior to the time of voting. Unless otherwise indicated, a proxy may be revoked at any time and lapses one year after the date it is given.

7.7	Chair, Secretary and Scrutineers.

The chair of any meeting of shareholders is the first mentioned of the following persons who is present at the meeting: (i) the chair of the board; (ii) the vice-chair of the board, if any; (iii) the president; and (iv) a vice-president (in order of seniority). If no such person is present at the meeting within 15 minutes after the time appointed for the meeting, or if all such persons either refuse or are unable to preside as chair, the shareholders present who are entitled to vote shall choose one of their number to chair the meeting.

The secretary will act as secretary at meetings of shareholders. If a secretary has not been appointed or the secretary is absent, the chair of the meeting shall appoint a person, who need not be a shareholder, to act as secretary of the meeting.

The chair of the meeting may appoint one or more persons, who need not be shareholders, to act as scrutineers at any meeting of shareholders and, in that capacity, to report to the chair such information as to attendance, representation, voting and other matters at such meeting as the chair of the meeting directs.

7.8	Procedure.

The chair of a meeting of shareholders will conduct the meeting and determine the procedure to be followed at the meeting. The chair’s decision on all matters or things, including the validity or invalidity of a form of proxy or other instrument appointing a proxy, will be conclusive and binding upon the meeting of shareholders.

7.9	Manner of Voting.

Subject to the Act, any question at a meeting of shareholders will be decided by a show of hands, unless a ballot on the question is required or demanded. Subject to the Act, the chair of the meeting may require, or any shareholder who is present and entitled to vote may demand, a ballot on any question at a meeting of shareholders. The requirement or demand for a ballot may be made either before or after any vote on the question by a show of hands. A ballot will be taken in the manner the chair of the meeting directs. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. The result of such ballot will determine the decision of the shareholders upon the question.

In the case of a vote by a show of hands, each person present who is entitled to vote has one vote. If a ballot is taken, each person present who is entitled to vote has the number of votes that are attached to the shares which such person is entitled to vote at the meeting.

A proxyholder has the same rights as the shareholder represented to vote at the meeting. A proxyholder who has conflicting instructions from more than one shareholder may not, however, vote by show of hands.

7.10	Electronic Meetings.

Meetings of shareholders may be held solely by means of equipment enabling all participants to communicate directly with one another. Any person entitled to attend a meeting of shareholders who participates by such means is deemed for purposes of the Act to be present at the meeting. The directors may establish procedures regarding the holding of meetings of shareholders by such means.

Any shareholder participating in a meeting of shareholders by means of equipment enabling all participants to communicate directly with one another may vote by any means enabling votes to be cast in a way that allows them to be verified afterwards, whether the vote is by a functional equivalent of a show of hands or by ballot, and protects the secrecy of the vote when a ballot has been requested.

7.11	Votes to Govern.

Any question at a meeting of shareholders will be decided by a majority of the votes cast on the question unless the Act, the articles, the by-laws or any unanimous shareholder agreement require otherwise. In case of an equality of votes, whether the vote is by a show of hands or by a ballot, the chair of the meeting will not be entitled to a second or casting vote.

The Corporation shall keep at its head office the ballots cast and the proxies presented at a meeting of shareholders for at least three months after the meeting.

7.12	Adjournment.

The chair of a meeting of shareholders may, with the consent of the persons present who are entitled to vote at the meeting, adjourn the meeting to a fixed time and place, subject to such conditions as such persons may decide and to the relevant provisions of the Act for the giving of notice.

An adjourned meeting is duly constituted if held in accordance with the terms of the adjournment and a quorum is present at the adjourned meeting. Any business which might have been considered and transacted at the original meeting of shareholders may be considered and transacted at the adjourned meeting.

7.13	Resolution in lieu of Meeting.

A resolution in writing, signed by all the shareholders entitled to vote on that resolution, is as valid as if it had been passed at a meeting of shareholders. The resolution must be kept with the minutes of the meetings of shareholders.

ARTICLE 8

SHARES

8.1	Share Certificates and Written Notice of Uncertificated Shares.

Subject to the Act, share certificates, if required, will be in the form that the directors approve from time to time or that the Corporation adopts.

Subject to the Act, the written notice to be provided in the case of uncertificated shares, if any, will be in the form that the directors approve from time to time or that the Corporation adopts.

8.2	Call for Payment of Unpaid Shares

Unless the terms of payment for shares are determined by contract, the directors may call for payment of all or part of the unpaid amounts on shares subscribed or held by the shareholders.

A call for payment is deemed to be made on the day the directors pass a resolution providing for it. Notice of the call for payment stating the amount due and the time for payment must be sent to the shareholders.

8.3	Confiscation of Unpaid Shares

If a shareholder does not make the required payment following a call for payment, the directors may confiscate, without further formality, the shares for which payment has not been made.

If the terms of payment for shares are determined by contract, the directors may, after sending a demand letter, confiscate the shares without further formality if the shareholder who subscribed for or acquired them has failed to comply with the terms.

If an acquirer is not bound by a contract with the Corporation with respect to payment of the shares, the provisions of the Act relating to a call for payment apply to such acquirer.

The confiscation is recorded in the securities register.

8.4	Transfer of Confiscated Shares

The directors may transfer the shares so confiscated to a new acquirer, register their transfer and, if applicable, cancel their certificates whether or not the shareholder has returned the endorsed certificates to the Corporation, and issue a new certificate to the acquirer.

Within 10 days after disposing of the confiscated shares, the Corporation must inform the shareholder of the proceeds obtained from such disposition and remit any surplus to the shareholder. The shareholder is liable for the unpaid balance on the shares if the proceeds of disposition do not cover the amounts payable.

8.5	Voting on Unpaid Shares

A shareholder who is in arrears with respect to a call for payment or has defaulted on payment of shares in accordance with the contract between the shareholder and the Corporation may not vote at any meeting of shareholders.

8.6	Repurchase of Unpaid Shares

Any unpaid amount on shares held by a shareholder who exercises the right to demand repurchase by the Corporation of his shares becomes due as soon as the shareholder sends the confirmation required under the Act for the exercise of such right to the Corporation.

8.7	Transfer of Shares.

No transfer of shares issued by the Corporation will be registered except in accordance with the requirements of applicable law, including the Act respecting the transfer of securities and the establishment of security entitlements (Quebec).

Shares that are not fully paid but for which no instalment is payable may not be transferred without the authorization of the directors. Prior to giving such authorization, the directors shall reasonably verify the acquirer’s ability to pay for the shares.

Shares for which a balance of the purchase price has become due by virtue of a call for payment may not be transferred as long as the balance has not been fully paid.

ARTICLE 9

PAYMENTS

9.1	Payments of Dividends and Other Distributions.

Any dividend or other distribution payable in cash to shareholders may be paid by cheque, by electronic means, or by any other method the directors determine. The payment will be made to or to the order of each registered holder of shares in respect of which the payment is to be made. Cheques will be sent to the registered holder’s recorded address, unless the holder otherwise directs. In the case of joint holders, the payment will be made to the order of all such joint holders and, if applicable, sent to them at their recorded address, unless such joint holders otherwise direct.

The sending of the cheque, the sending of the payment by electronic means, or the sending of the payment by any other method determined by the directors, in an amount equal to the dividend or other distribution to be paid, less any tax that the Corporation is required to withhold, will satisfy and discharge the liability for the payment, unless payment is not made upon presentation.

9.2	Unclaimed Dividends.

To the extent permitted by law, any dividend or other distribution that remains unclaimed after a period of two years from the date on which the dividend has been declared to be payable is forfeited and will revert to the Corporation.

ARTICLE 10

MISCELLANEOUS

10.1	Notices.

Any notice, document or other information required to be provided by the Corporation to any director, officer, shareholder or auditor is sufficiently provided if delivered to the person’s recorded address, if mailed to the person’s recorded address by prepaid mail, or if otherwise provided by electronic means in accordance with the Act.

10.2	Electronic Documents.

Any notice, document or other information may be created or provided by the Corporation in the form of an electronic document, provided its addressee has consented in accordance with the Act and any other applicable law.

10.3	Notice to Joint Holders.

If two or more persons are registered as joint holders of any share, any notice may be addressed to all such joint holders but notice addressed to one of them constitutes sufficient notice to all of them.

10.4	Persons Entitled by Operation of Law.

Every person who becomes entitled to any share by operation of law, transfer, death of a shareholder or any other means, is bound by every notice in respect of such share that has been given to the shareholder from whom the person derives title to such share whether such notice is given before or after the event entitling such person to the share.

10.5	Computation of Time Periods.

Except if otherwise provided in the Act, in computing the date when notice of any event must be given if a specified number of days is required, the date of giving the notice is excluded and the date of the event is included. Non-juridical days within the meaning of the Code of Civil Procedure (Quebec) are counted, but when the last day is a non-juridical day, the time limit is extended to the next following juridical day. Saturday is considered a non-juridical day.

This by-law was made by resolution of the directors and confirmed by ordinary resolution of the shareholders on August 3, 2020.